Exhibit 99.1

January 14, 2021

Dear Shareholder:

The board of directors of Wilson Bank Holding Company is pleased to share with you the company’s 2020 financial results.  Given the significant challenges of the past year, we believe continued growth and favorable economic outcomes are reflections of our organization’s resolve and focus, and we continue to set our sights on serving as the bank of choice in Tennessee while seeking to maximize earnings and enhance shareholder equity.  The following are our results as of, and for the twelve months ended, December 31, 2020:

●	Assets as of December 31, 2020 were $3.370 billion, representing an increase of $575 million, or 20.6%.
●	Net Income for the year was $38.49 million, up by $2.45 million, or 6.8%, from 2019.
●	Earnings Per Share for 2020 was $3.52, compared to $3.36 in 2019.
●	Shareholder Equity finished the year at $380.1 million, an increase of $43.14 million, or 12.8%, from December 31, 2019.

These achievements are due in part to a growing consumer and commercial customer base, a strong real estate market, and continued loan demand. Besides increasing earnings and reaching our budget goals for 2020, we have also been able to add significantly to our loan loss reserves to bolster our balance sheet for any potential future economic challenges related to the COVID-19 pandemic or otherwise.

The board has declared a $0.60 per share cash dividend to shareholders of record as of January 1, 2021, payable on January 29, 2021.  The latest price at which the company’s common stock has sold is $58.75 per share.

A historic and trying year dealt some of the greatest challenges we’ve seen for our world, our country, our personal lives, and our bank in 2020. From a bank perspective, extreme conditions tested our collective patience, dedication, emotions, and priorities as we navigated uncharted territory alongside our industry and communities. As all trials do, the experiences made us – and continue to make us – a better and stronger organization.  Even amid the uncertainty, the year was not without its bright spots. A unified approach to the Paycheck Protection Program, our ability to meet outsized demand for mortgage loans, and the opportunity to accelerate our digital offerings were just a few examples of positive outcomes in 2020. We’re proud to say our focus remained equally on our customers, employees, and shareholders. We also found new and different ways to serve our neighbors. In a year when all our traditional community events were impacted in some way, we’re confident that our impact in giving back was no less meaningful than in the past.

Entering 2021 with recovery still at the forefront, we pledge to work together to build on the lessons of the past year, so we can keep improving in every aspect of our professional and personal lives.  As always, thank you for your partnership in this venture. We recognize that without supporters like you and each of our 550 employees, persevering through years like 2020 would not be possible.  We truly appreciate your belief in the mission and direction of your community bank.

Sincerely,

John C. McDearman, III	Tony Patton
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company